BLACK DIAMOND, INC.

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Black Diamond Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42600, 333-42604, and 333-127686) on Form S-8, (No. 333-171164) on Form S-3, and (No. 333-175695) on Form S-4 of Black Diamond, Inc. of our reports dated March 4, 2014, with respect to the consolidated balance sheets of Black Diamond, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive (loss) income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2013 and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of Black Diamond, Inc.

/s/ KPMG LLP
Salt Lake City, UT
March 4, 2014